Exhibit 99.2

Webster Announces Investor Conference

WATERBURY, Conn., June 1 /PRNewswire-FirstCall/ — Webster Financial Corporation (NYSE: WBS — News) announced today that James C. Smith, chairman and CEO, and members of the management team will hold Investor Day 2005 on Thursday, June 9. Securities analysts and portfolio managers are invited to attend. Presentations will begin at 8:30 a.m. and conclude at approximately 12:00 noon.

A live audio webcast and presentation slides will be available at the Investor Relations section of Webster’s website: http://www.wbst.com. A replay of the webcast will be available after the live event.

Webster Financial Corporation is the holding company for Webster Bank, National Association and Webster Insurance. With $17.4 billion in assets, Webster provides business and consumer banking, mortgage, insurance, financial planning, trust and investment services through 153 banking offices, 291 ATMs, telephone banking and the Internet. Webster Bank owns the asset-based lending firm Webster Business Credit Corporation, the insurance premium finance company Budget Installment Corp., Center Capital Corporation, an equipment finance company headquartered in Farmington, Connecticut and provides health savings account trustee and administrative services through HSA Bank, a division of Webster Bank.

For more information about Webster, including past press releases and the latest annual report, visit the Webster website at http://www.websteronline.com

Media Contact	Investor Contact
Meghan Thompson 203-578-2287	Terry Mangan 203-578-2318
mthompson@websterbank.com	tmangan@websterbank.com